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                                                                       EXHIBIT 5


                                  May 4, 1998

                                                                      17-093-001

PIA Merchandising Services, Inc.
19900 MacArthur Boulevard
Suite 900
Irvine, California  92718

Ladies and Gentlemen:

         You have requested our opinion in connection with the filing by PIA Merchandising Services, Inc., a Delaware corporation (the "Company") of a Form S-8 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission covering 42,670 shares of the Company's common stock (the "Shares"). The Shares were issued under miscellaneous employee benefit plans (the "Plans").

         In connection with this opinion, we have examined the Company's Certificate of Incorporation and Bylaws, the corporate minute book, the Plans, and such other records, documents, certificates, memoranda, and other instruments as we have deemed necessary or appropriate to render the opinion expressed below.

         Based upon the foregoing examinations and upon the applicable laws, we are of the opinion that subject to compliance with the applicable state securities and "blue sky" laws, the Shares have been duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,

                                        /s/

                                        RIORDAN & McKINZIE